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PROSPECTUS SUPPLEMENT                                Rule 424(b)(3)
(To Prospectus dated August 1, 1996 and              Registration No. 333-8113
Prospectus Supplement dated September 5, 1996.
This Prospectus Supplement replaces and supersedes
Prospectus Supplement dated December 30, 1996)




                                [AIRGAS LOGO]




                   3,458,065 Shares of Common Stock


     On December 19, 1996, the Selling Stockholders identified below loaned shares of Airgas Common Stock owned by them to certain other Selling Stockholders, described below. The Selling Stockholders holding the borrowed shares may then sell all, or a portion or none of the borrowed shares from time to time. All of such shares have been registered for sale by the Selling Stockholders hereunder. The shares that are loaned by such Selling Stockholders are subject to a loan and pledge agreement, under which the borrower Selling Stockholder agreed to repay such shares on demand, but no earlier than two years from the date of the loan, and pledged the same number of its remaining shares to secure the obligation. The Selling Stockholders retain the right to vote and receive dividends with respect to the pledged shares.

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of December 20, 1996, and as adjusted to reflect the sale of the Shares by the Selling Stockholders discussed above, and replaces the information with respect to such Selling Stockholders set forth in the Prospectus Supplement dated September 5, 1996.


                   Number of Shares                         Number of Shares
Selling            Beneficially Owned      Shares Being    Beneficially Owned
Stockholders       Prior to the Offering   Offered         After the Offering
____________       _____________________   ____________    __________________


Barbra Wiener (1)        1,134,671        1,134,671         -0-

Barbra Wiener Family
 Limited Partnership       683,113          683,113         -0-

Phyllis Wiener (2)       1,138,521        1,138,521         -0-

Phyllis Wiener Family
 Limited Partnership       683,113          683,113         -0-


   (1) Barbra Wiener is the daughter of Louis J. Wiener. Except as described herein, includes shares held individually and by the Barbra Wiener Family Limited Partnership. Includes 200,000 shares borrowed from Phyllis Wiener and 300,000 shares borrowed from the Phyllis Wiener Family

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        Limited Partnership, but excludes 200,000 shares loaned to Phyllis
        Wiener and 300,000 shares loaned by the Barbra Wiener Family Limited Partnership to the Phyllis Wiener Family Limited Partnership.

   (2) Phyllis Wiener is the daughter of Louis J. Wiener. Except as described herein, includes shares held individually and by the Phyllis Wiener Family Limited Partnership. Includes 200,000 shares borrowed from Barbra Weiner and 300,000 shares borrowed from the Barbra Wiener Family Limited Partnership, but excludes 200,000 shares loaned to Barbra Wiener and 300,000 shares loaned by the Phyllis Wiener Family Limited Partnership to the Barbra Wiener Family Limited Partnership.

                       ________________________


      The date of this Prospectus Supplement is January 6, 1997.

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